Exhibit 5.1

1100 ONEOK Plaza 100 West Fifth Street Tulsa, Oklahoma 74103-4217 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com	Fifteenth Floor One Leadership Square 211 North Robinson Oklahoma City, OK 73102-7101 Telephone (405) 235-5500 Fax (405) 235-2875 www.gablelaw.com

October 15, 2012

Mid-Con Energy Partners, LP

2501 North Harwood Street, Suite 2410

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) to which this opinion is an exhibit. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of 1,000,000 common units representing limited partner interests in the Partnership (the “Primary Common Units”) and by the selling unitholders identified in the Registration Statement of up to an aggregate of 3,600,000 common units representing limited partner interests in the Partnership (the “Secondary Common Units”), which includes up to an additional 600,000 Secondary Common Units that may be purchased pursuant to the underwriters’ option to purchase additional Secondary Common Units, as described in the Registration Statement.

We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act.

We have examined such partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we have deemed necessary or appropriate for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and that all copies submitted to us conform to the originals.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1. The Primary Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Registration Statement, will have been duly authorized by all necessary limited partnership action of the Partnership, will be validly issued, and the purchasers of the Primary Common Units will have no obligation to make further payments to the Partnership or its creditors (other than the purchase price for the Primary Common Units) or contributions to the Partnership or its creditors solely by reason of the purchaser’s ownership of the Primary Common Units.

2. The Secondary Common Units have been duly authorized by all necessary limited partnership action of the Partnership, are validly issued, and the purchasers of the Secondary Common Units will have no obligation to make payments to the Partnership or its creditors or contributions to the Partnership or its creditors solely by reason of the purchaser’s ownership of the Secondary Common Units.

The foregoing opinions are limited to the Delaware Revised Uniform Limited Partnership Act, as amended, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Validity of the Common Units” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Gable Gotwals